December 3, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Terex Corporation pursuant to Item 4.01 of Form 8-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Current Report on Form 8-K of Terex Corporation dated November 30, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut

Attachment

Attachment
Item 4.01. Changes in Registrant’s Certifying Accountant.

(a)The Audit Committee (the “Audit Committee”) of the Board of Directors of Terex Corporation (the “Company”) conducted a competitive process to determine the Company’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee invited several independent registered public accounting firms to participate in this process, including PricewaterhouseCoopers LLP (“PWC”), which audited the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018.
On November 30, 2020, the Company, at the direction of the Audit Committee, dismissed PWC as the Company’s independent registered public accounting firm effective upon the completion of its audit and the issuance of its reports on the Company’s consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2020. The decision to change independent registered public accounting firms was approved by the Audit Committee.
PWC's reports on the Company’s consolidated financial statements for each of the two most recent years ended December 31, 2019 and December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent years ended December 31, 2019 and December 31, 2018, and the subsequent interim period through November 30, 2020 (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of the disagreement in its report, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Company has provided PWC with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that PWC furnish the Company with a letter addressed to the SEC stating whether or not PWC agrees with the statements made above. A copy of PWC’s letter, dated December 3, 2020, is filed as Exhibit 16.1 to this Current Report on Form 8-K.